Exhibit 10.1.9
WESTERN DIGITAL CORPORATION
AMENDED AND RESTATED 2004 PERFORMANCE INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR OPTION GRANT PROGRAM
1. Establishment; Purpose. This Non-Employee Director Option Grant Program (this “Program”) is adopted under the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “Plan”). The purpose of this Program is to promote the success of the Corporation and the interests of its stockholders by providing members of the Board who are not officers or employees of the Corporation or one of its Subsidiaries (“Non-Employee Directors”) an opportunity to acquire an ownership interest in the Corporation and more closely aligning the interests of Non-Employee Directors and stockholders. Except as otherwise expressly provided herein, the provisions of the Plan shall govern all awards made pursuant to this Program. Capitalized terms are defined in the Plan if not defined herein.
2. Participation. Awards under this Program shall be made only to Non-Employee Directors, shall be evidenced by award agreements substantially in the form of Exhibit 1 hereto and shall be further subject to such other terms and conditions set forth therein.
3. Option Grants.
     3.1 Initial Award for New Non-Employee Directors.
     3.1.1 Upon or as soon as reasonably practicable after first being appointed or elected to the Board and subject to approval by the Board or the Administrator, a Non-Employee Director who has not previously served on the Board shall be granted a nonqualified stock option to purchase a number of shares of Common Stock that produces an approximate value for the option grant equal to $300,000 (using a Black-Scholes valuation as of the time of grant as determined in consultation with Company management and based on the Fair Market Value of a share of Common Stock on the trading day immediately preceding the grant date of the stock option); provided, however, that the Board or the Administrator, in its discretion, may at the time of grant of the award increase or decrease the number of shares of Common Stock otherwise subject to the stock option. The date of grant of each such stock option will be the date on which such stock option is approved by the Board or the Administrator, which date shall coincide to the extent practicable with the date such Non-Employee Director is first appointed or elected to the Board.
     3.1.2 Each member of the Board who was previously an employee of the Corporation or any of its Subsidiaries who first becomes a Non-Employee Director by virtue of retiring or otherwise ceasing to be employed by the Corporation or any of its Subsidiaries shall, upon or as soon as reasonably practicable after the date that he or she is first a Non-Employee Director, be granted a nonqualified stock option to purchase a number of shares of Common Stock that produces an approximate value for the option grant (using a Black-Scholes valuation as of the time of grant as determined in consultation with Company management and based on the Fair Market Value of a share of Common Stock on the trading day immediately preceding the grant date of the stock option) of (i) $125,000, divided by (ii) 365, multiplied by (iii) the number of days from the date such person is first a Non-Employee Director to the anticipated date of the Corporation’s next annual meeting of stockholders; provided, however, that the Board or the Administrator, in its discretion, may at the time of grant of the award increase or decrease the number of shares of Common Stock otherwise subject to the stock option. The date of grant of each such stock option will be the date on which such stock option is approved by the Board or the Administrator, which date shall coincide to the extent practicable with the date such person first becomes a Non-Employee Director.
3.2 Subsequent Awards. Immediately following the Corporation’s regular annual meeting of stockholders in each year during the term of the Plan commencing in 2008 and subject to approval by the Board or the Administrator, each Non-Employee Director then in office shall be granted a nonqualified stock option to purchase a number of shares of Common Stock that produces an approximate value for the option grant equal to $125,000 (using a Black-Scholes valuation as of the time of grant as determined in consultation with Company management and based on the Fair Market Value of a share of Common Stock on the trading day immediately preceding the grant date of the stock option); provided, however, that the Board or the Administrator, in its discretion, may at the time of grant of the award increase or decrease the number of shares of Common Stock otherwise subject to the stock option. The date of grant of each such stock option will be the date on which such stock option is approved by the Board or the Administrator, which date shall coincide to the extent practicable with the date of the annual meeting of stockholders. An individual who was previously a member of the Board, who then ceased to be a member of the Board for any reason, and who then again becomes a Non-Employee Director shall thereupon again become eligible to be granted stock options under this Section 3.2.
3.3 Option Price. The purchase price per share of the Common Stock covered by each option granted pursuant to this Section 3 shall be 100 percent of the Fair Market Value of a share of Common Stock on the date of grant of the option (the “Award Date”). The exercise price of any option granted under this Section 3 shall be paid in full at the time of each purchase in cash or by check, in shares of Common Stock valued at their fair market value on the date of exercise of the option, or partly in such shares and partly in cash, or in any other manner authorized by the Administrator pursuant to Section 5.5 of the Plan; provided that any shares used in payment shall have been owned by the Non-Employee Director for at least six months prior to the date of exercise.
3.4 Transfer Restrictions. Options granted pursuant to this Section 3 shall be subject to the transfer restrictions set forth in Section 5.7 of the Plan. For purposes of clarity, the Administrator has not approved any transfer exceptions with respect to the options in accordance with Section 5.7.2 of the Plan.
4. Option Period and Exercisability. Each option granted under Section 3 above and all rights or obligations under this Program with respect to a particular option shall expire seven years after the date of grant of such option and shall be subject to earlier termination as provided below. Subject to Sections 5, 6 and 7 hereof, each option granted under Section 3 shall become exercisable as to 25% of the total number of shares subject thereto on the first anniversary of the date of grant of the option and as to an additional 6.25% of the total number of shares subject thereto at the end of each of the next 12 three-month periods thereafter.
5. Termination of Directorship. Subject to the maximum seven-year term of the option and subject to earlier termination pursuant to Section 7 below, if a Non-Employee Director ceases to be a member of the Board for any reason, the following rules shall apply with respect to any option granted to the Non-Employee Director pursuant to Section 3 above (the last day that the Director is a member of the Board is, except as otherwise provided below, referred to as the Director’s “Severance Date”):
•	other than as expressly provided below in this Section 5, (a) the Non-Employee Director will have until the date that is one (1) year after his or her Severance Date to exercise such option (or portion thereof) to the extent that it was vested on the Severance Date, (b) such option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) such option, to the extent exercisable for the one-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the one-year period;

•	if the Non-Employee Director ceases to be a member of the Board due to his or her Retirement (as defined below) and the Non-Employee Director has served as a member of the Board of Directors for at least twelve (12) continuous months following the grant date of such option, (a) the Non-Employee Director will have until the date that is three (3) years after his or her Severance Date to exercise such option, (b) such option, to the extent not otherwise vested on the Severance Date, shall automatically become fully vested as of the Severance Date, and (c) such option, to the extent exercisable for the three-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-year period;
provided, however, that if the Board or the Administrator determines that any such Non-Employee Director who has Retired renders services as an employee, director, consultant, contractor or otherwise to a competitor of the Corporation or one of its Subsidiaries at any time during such three-year period, then any such option shall immediately terminate to the extent not exercised as of the date the Board or the Administrator makes such determination. In addition, in such event the Corporation shall have the right to recover any profits realized by such Retired Non-Employee Director as a result of any exercise of such option during the six-month period prior to the date such Non-Employee Director commenced providing such services to a competitor.
     For purposes of this Section 5, the term “Retirement” (which term shall include “Retired”) shall mean the cessation of a director’s services as a member of the Board due to his or her voluntary resignation at any time after such director has served as a member of the Board for at least forty-eight (48) months.
     Notwithstanding any other provision of this Section 5, if a Non-Employee Director ceases to be a member of the Board (regardless of the reason) but, immediately thereafter, is employed by the Corporation or one of its Subsidiaries, such director’s Severance Date shall not be the date the director ceases to be a member of the Board but instead shall be the last day that the director is either or both (1) a member of the Board and/or (2) employed by the Corporation or a Subsidiary.
6. Adjustments. Options granted under this Program shall be subject to adjustment as provided in Section 7.1 of the Plan, but only to the extent that such adjustment is consistent with adjustments to options held by persons other than executive officers or directors of the Corporation (to the extent that persons other than executive officers or directors of the Corporation then hold options). The grant levels reflected in Section 3 above shall be automatically adjusted upon the record date for any stock split, reverse stock split, or stock dividend to give effect to such change in capitalization unless otherwise provided by the Board or the Administrator in the circumstances, and may be adjusted in the discretion of the Board or the Administrator in any other circumstances contemplated by Section 7.1.
7. Acceleration and Possible Early Termination. If a Change in Control Event (as such term is defined in the Plan) occurs and in connection with such Change in Control Event a Non-Employee Director ceases to be a member of the Board, each option granted under Section 3 above to such Non-Employee Director, to the extent such option is then outstanding, shall become immediately exercisable and vested in full. For purposes of this Section 7, but without limitation, a director will be deemed to have ceased to be a member of the Board in connection with a Change in Control Event if such director (a) is removed by or resigns upon the request of any Person exercising practical voting control over the Corporation following such Change in Control Event or a person acting upon authority or at the instruction of such Person, or (b) is willing or able to continue as a member of the Board but is not re-elected to or retained as a member of the Board by the Corporation’s stockholders at the stockholder vote or consent action for the election of directors that precedes and is taken in connection with, or next follows, such Change in Control Event.
     Each option granted under this Program shall be subject to adjustment and termination pursuant to Section 7 of the Plan.
8. Maximum Number of Shares; Amendment; Administration. If option grants otherwise required pursuant to this Program would otherwise exceed any applicable share limit under Section 4.2 of the Plan, such grants shall be made pro-rata to directors entitled to such grants. The Board or the Administrator may from time to time amend this Program without stockholder approval; provided that no such amendment shall materially and adversely affect the rights of a Non-Employee Director as to an option granted under this Program before the adoption of such amendment. This Program does not limit the authority of the Board or the Administrator to make other, discretionary award grants to Non-Employee Directors pursuant to the Plan. The Plan Administrator’s power and authority to construe and interpret the Plan and awards thereunder pursuant to Section 3.1 of the Plan shall extend to this Program and awards granted hereunder. As provided in Section 3.2 of the Plan, any action taken by, or inaction of, the Administrator relating or pursuant to this Program and within its authority or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

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As amended (Sections 3.1 and 3.2) and restated November 17, 2005
As amended (Section 5) November 9, 2006
As amended (Sections 3.1 and 3.2) August 22, 2007
As amended (Sections 4 and 5) November 5, 2007
As amended (Sections 3.1.2 and 3.2) September 11, 2008

EXHIBIT 1
Western Digital Corporation 20511 Lake Forest Drive
Lake Forest, California 92630 Telephone 949-672-7000
Notice Of Grant Of Stock Option
and Option Agreement — Non-Employee Directors
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Western Digital Corporation (the “Corporation”) has granted to you (the “Participant”), effective on the Date of Grant set forth below, a nonqualified option to purchase shares of the Corporation’s Common Stock (the “Option”) as follows:

Grant Number	«nbr»
Date of Grant	«optdt»
Option Price per Share[1]	$«optprc»
Number of Shares Granted[1]	«shgtd»
Expiration Date[2]

1. Option Subject to Amended and Restated 2004 Performance Incentive Plan. The Option was granted pursuant to the Non-Employee Director Option Grant Program (the “Program”), adopted under the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (the “Plan”). The Option is subject to the terms and conditions of this Notice, the Program and the Plan. By accepting the Option, you are agreeing to the terms of the Option as set forth in these documents. A copy of each of these documents has been provided to you. If you need another copy of any of these documents, or if you would like to confirm that you have the most recent version, you may obtain another copy in the Company Library on the E*TRADE Stock Plans web site. The documents are also available on the Western Digital Intranet site under Legal.
You should read the Program, the Plan, the Prospectus for the Plan and this Notice. The Program and the Plan are each incorporated into (made a part of) this Notice by this reference. To the extent any information in this Notice, the Prospectus for the Plan, or other information provided by the Corporation conflicts with the Program and/or the Plan, the Program or the Plan, as applicable, shall control. Capitalized terms not defined herein have the meanings set forth in the Plan.
You do not have to accept the Option. If you do not agree to the terms of the Option, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator.

[1]	The number of shares subject to the Option and the per-share exercise price of the Option are subject to adjustment under Section 6 of the Program and Section 7.1 of the Plan (for example, and without limitation, in connection with stock splits).

[2]	The Option is subject to early termination under Sections 5 and 7 of the Program.

Unless otherwise expressly provided in other sections of this Notice, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the grant date of the Option.
2. Option Agreement. This Notice constitutes the Option Agreement with respect to the Option pursuant to Section 5.3 of the Plan.
3. Type of Stock Option. The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
4. Vesting. Subject to earlier termination in accordance with Section 5, the Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth in this Notice and Section 4 of the Program. The Option may be exercised only to the extent it is vested and exercisable. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option as provided in Section 5. Fractional share interests shall be disregarded, but may be cumulated.
The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Service for only a portion of the vesting period with respect to a vesting installment, even if services are provided for a substantial portion of that period, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided under Section 5 of the Program or under the Plan.
5. Expiration of Option. The Option shall expire and the Participant shall have no further rights with respect thereto upon the earliest to occur of (a) the termination of the Option in connection with a termination of the director’s services as provided in Section 5 of the Program, (b) the termination of the Option as provided in Section 7.4 of the Plan, or (c) the Expiration Date set forth in this Notice. The Option may not be exercised at any time after a termination or expiration of the Option.
6. Exercise of Option. The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:
•	a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

•	payment in full for the purchase price (the per-share exercise price of the Option multiplied by the number of shares to be purchased) in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in shares of Common Stock already owned by the Participant, valued at their fair market value on the exercise date, provided, however, that any shares initially acquired upon exercise of a stock option or otherwise from the Corporation must have been owned by the Participant for at least six (6) months before the date of such exercise; and

•	any written statements or agreements required by the Administrator pursuant to Section 8.1 of the Plan.
The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.
7. Nontransferability. The Option and any other rights of the Participant under this Option Agreement, the Program or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 5.7 of the Plan. For purposes of clarity, the Administrator has not authorized any transfer exceptions as contemplated by Section 5.7.2 of the Plan.
8. No Service Commitment. Nothing contained in this Option Agreement, the Program or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, confers upon the Participant any right to remain in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.
9. Rights as a Stockholder. Neither the Participant nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest or privilege in or to any shares of Common Stock subject to the Option except as to such shares, if any, as shall have been actually issued to such person and recorded in such person’s name following the exercise of the Option or any portion thereof.
10. Notices. Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer a member of the Board of Directors, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.
11. Arbitration. Any controversy arising out of or relating to this Option Agreement, the Program and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy or claim arising out of or related to the Option or the Participant’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Option Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Option, the Participant consents to all of the terms and conditions of this Option Agreement (including, without limitation, this Section 11).
12. Governing Law. This Option Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable federal law.
13. Severability. If the arbitrator selected in accordance with Section 11 or a court of competent jurisdiction determines that any portion of this Option Agreement, the Program or the Plan is in violation of any statute or public policy, then only the portions of this Option Agreement, the Program or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Option Agreement, the Program and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Option Agreement, the Program and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.
14. Entire Agreement. This Option Agreement, the Program and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan, the Program and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
15. Section Headings. The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.